As filed with the Securities and Exchange Commission on March 31, 2000.

                                                  Registration No. 333-________




                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                                  __________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933
                                   _________
                        SUPERIOR ENERGY SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                          75-2379388
(STATE OR OTHER JURISDICTION                           (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NO.)

                               1105 PETERS ROAD
                           HARVEY, LOUISIANA  70058
                       (ADDRESS, INCLUDING ZIP CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

           SUPERIOR ENERGY SERVICES, INC. 1999 STOCK INCENTIVE PLAN
             SUPERIOR ENERGY SERVICES, INC. DIRECTORS' STOCK PLAN
                           (FULL TITLE OF THE PLANS)

                                  __________

                               ROBERT S. TAYLOR
                            CHIEF FINANCIAL OFFICER
                               1105 PETERS ROAD
                           HARVEY, LOUISIANA  70058
                                (504) 362-4321
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copy to:

                              WILLIAM B. MASTERS
         JONES, WALKER, WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P.
                            201 ST. CHARLES AVENUE
                       NEW ORLEANS, LOUISIANA 70170-5100


                        CALCULATION OF REGISTRATION FEE






                                                   Proposed    Proposed
                                                   maximum     maximum
                                Amount             offering    aggregate      Amount of
Title of securities             to be              price       offering       registration
to be registered                registered(1)      per unit    price          fee
Common Stock                    2,532,617 shares   $5.75(2)    $14,562,547    $ 3,845.00
($.001 par value per share)     3,421,710 shares   $7.50(3)    $25,662,825    $ 6,775.00
                                ----------                                    ----------
                                5,954,327 shares                              $10,620.00

(1) Includes 5,929,327 shares issuable under the 1999 Stock Incentive Plan and 25,000 shares issuable under the Directors' Stock Plan. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) The exercise price of options granted under the 1999 Stock Incentive Plan.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on March 27, 2000.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by Superior Energy Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act");

     (b) All other reports filed by the Company with the Commission pursuant to Section 13 of the 1934 Act since December 31, 1999; and

     (c) The description of the Company's Common Stock set forth in its registration statement under the 1934 Act on Form 8-A/A filed October 29, 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

     The Certificate also requires the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors, officers, employees and agents.

     In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director that are in excess of the coverage provided by such insurance; provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

     5    Opinion  of  Jones,  Walker,  Waechter,  Poitevent,  Carrere &
          Denegre, L.L.P.

     23.1 Consent of KPMG LLP.

     23.2 Consent of Ernst & Young L.L.P.

     23.3 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. (included in Exhibit 5).

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               A. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               B. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the dollar value that was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               C. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and, the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harvey, Louisiana, on March 31, 2000.

                                   SUPERIOR ENERGY SERVICES, INC.


                                   By:  /S/ TERENCE E. HALL
                                           Terence E. Hall
                                           Chairman of the Board,
                                           President and Chief Executive
                                           Officer

                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Terence E. Hall and Robert S. Taylor, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                     TITLE                                    DATE

/S/ TERENCE E. HALL        Director, Chairman of the Board,             March 22, 2000
Terence E. Hall            President, and Chief Executive Officer
                           (Principal Executive Officer)

/S/ ROBERT S. TAYLOR       Chief Financial Officer                      March 31, 2000
Robert S. Taylor           (Principal Financial Officer and
                           Principal Accounting Officer)

/S/ RICHARD A. BACHMANN    Director                                     March 31, 2000
Richard A. Bachmann

/S/ BEN A. GUILL           Director                                     March 31, 2000
Ben A. Guill

/S/ WILLIAM E. MACAULAY    Director                                     March 31, 2000
William E. Macaulay

/S/ ROBERT E. ROSE         Director                                     March 31, 2000
Robert E. Rose

/S/ JUSTIN L. SULLIVAN     Director                                     March 31, 2000
Justin L. Sullivan